SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 7, 2001

 By: Ivar Martin Strömberg

Name: Ivar Martin Strömberg

Title: President and Chief Executive Officer

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